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                                                                  EXHIBIT (a)(2)


                                   MEMORANDUM





FROM:       Robert J. Laikin, Chairman of the Board and Chief Executive Officer

DATE:       August 31, 2001

RE:         Offer to Exchange Options

IMPORTANT NEWS - PLEASE READ IMMEDIATELY AND TAKE ACTION BEFORE OCTOBER 5, 2001



         Brightpoint, Inc. ("Brightpoint") recognizes that a number of the stock options that we have previously granted under our stock option plans may not currently be providing the performance incentives that were originally intended.

         I am happy to announce that our Board of Directors has approved the making of an offer to exchange certain options (the "Exchange Offer") to (i) employees of Brightpoint, including its Officers (i.e., the Chief Executive Officer; President and Chief Operating Officer; Executive Vice President, Chief Financial Officer and Treasurer; and Executive Vice President, General Counsel and Secretary) or one of Brightpoint's majority-owned or wholly-owned subsidiaries and (ii) members of the Board of Directors ("Directors") of Brightpoint, who have not received and who will not receive a grant of options from Brightpoint under any of our stock option plans since March 1, 2001 and through the cancellation date of options tendered in the Exchange Offer. The Exchange Offer is intended to provide all employees and Directors who hold stock options previously granted under our 1994 Stock Option Plan (the "1994 Plan"), 1996 Stock Option Plan (the "1996 Plan") and Non-Employee Directors Stock Option Plan (the "Director Plan") which options have (i) a grant date prior to March 1, 2001, and (ii) an exercise price in excess of $10.00 per share (the "Options"), an opportunity to exchange such Options for (a) a Cash Payment and (b) the grant of a New Option or New Options, as applicable, in the amounts, upon the terms and subject to the conditions as set forth in the Offer to Exchange, a copy of which is attached hereto, and which, together with the Letter of Transmittal, Notice of Withdrawal and Agreement to Grant Options (each of which is attached to the Offer to Exchange), constitutes the "Offer" to exchange Options.

         The Offer will expire at 5:00 p.m. Indianapolis time on October 5, 2001, unless the Offer is further extended by Brightpoint in our sole discretion (the "Expiration Date"). To participate in the Offer, you will need to complete and return a completed and signed Letter of Transmittal, together with all other documents required by the Letter of Transmittal, as well as an executed copy of the Agreement to Grant Options by the Expiration Date.

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         If you are eligible and you elect to participate in the Offer, your existing, unexercised and properly tendered Options accepted by Brightpoint will be cancelled on the cancellation date, which shall be as promptly as practicable after the Expiration Date of the Offer (the "Cancellation Date"), and Brightpoint will deliver to you a Cash Payment for your Options so cancelled on the Cancellation Date. Brightpoint will also grant you a New Option or New Options, as applicable, on or about the first business day which is at least six months and one day from the Cancellation Date (the "Replacement Grant Date"). The exercise price of the New Option or New Options, as applicable, will be equal to the closing sale price of our Common Stock as reported by the Nasdaq Stock Market on the Replacement Grant Date. The number of shares subject to the New Option or New Options, as applicable, will be equal to one-third of the shares subject to the Options tendered and accepted by Brightpoint for cancellation, rounded up to the nearest whole share.

         Please note that participation in the Offer is voluntary and at the discretion of each eligible employee and Director.

         The foregoing is a brief synopsis of the terms and conditions of the Offer. WE ADVISE ALL ELIGIBLE EMPLOYEES AND DIRECTORS TO CAREFULLY READ THE OFFER TO EXCHANGE TOGETHER WITH THE (I) LETTER OF TRANSMITTAL, (II) NOTICE OF WITHDRAWAL AND (III) AGREEMENT TO GRANT OPTIONS, COPIES OF WHICH ARE ATTACHED TO THE OFFER TO EXCHANGE AND WHICH EXPLAIN IN DETAIL THE TERMS AND CONDITIONS OF THE OFFER AND THE EXCHANGE PROCEDURE FOR ELIGIBLE OPTIONS.

         If you have any questions about the Offer or the exchange procedure, please contact Phillip A. Bounsall, our Executive Vice President, Chief Financial Officer and Treasurer by telephone at (317) 297-6100 or by e-mail at phil.bounsall@brightpoint.com.

         On behalf of Brightpoint I would like to thank you for your ongoing commitment to our business.



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